Exhibit 99.1

May 1, 2002

DAVID J. ANDERSON SUCCEEDS DAVID L. PFEIFLE AS PRESIDENT
AND CEO OF SAUER-DANFOSS INC.

AMES, Iowa, USA, May 1, 2002—The Sauer-Danfoss Inc. (NYSE:SHS; FSE: SAR) board of directors today reluctantly accepted the resignation of David L. Pfeifle, Director, President and Chief Executive Officer, effective June 30, 2002.  Mr. Pfeifle, age 57, underwent successful coronary artery bypass surgery in August 2000, but has been encouraged by his doctors to significantly reduce his activities.

In response to Mr. Pfeifle’s planned retirement, the board unanimously elected David J. Anderson, a current member of the Sauer-Danfoss Executive Office, as his successor.  The board also elected James R. Wilcox to the position of Chief Operating Officer.

Mr. Pfeifle has been employed by Sauer-Danfoss and its predecessor companies since 1982 in a variety of technical, managerial, and executive positions.  In January 2000, he assumed his current role.  Since May 2000, Mr. Pfeifle has been responsible for the successful merger and integration of the former Sauer-Sundstrand and Danfoss Fluid Power businesses into what today is Sauer-Danfoss.

Mr. Anderson, age 54, currently Executive Vice President — Strategic Business Development, joined the company in 1984 and held a variety of sales and marketing leadership positions before joining the Executive Office in July 2001.  During his time with Sauer-Danfoss, Mr. Anderson has been instrumental in formulating and executing the company’s strategic direction, with significant influence on company growth.  He has a bachelors degree in mechanical engineering from the University of Wisconsin and more than 30 years of experience in the fluid power industry.

Mr. Wilcox, age 56, is currently Executive Vice President — Operations of Sauer-Danfoss Inc.  Since joining the company in 1992, he has held a variety of positions in both manufacturing and business unit leadership.  Mr. Wilcox has had great influence on the hydrostatics businesses within Sauer-Danfoss, and currently is directing the development of best practices throughout all Sauer-Danfoss operations.  Mr. Wilcox holds a bachelors degree in Business Administration from Northwestern University in Evanston, Illinois, and an MBA degree from Ball State University in Muncie, Indiana.

Effective July 1, 2002, the Sauer-Danfoss Executive Office will consist of David J. Anderson as President and Chief Executive Officer, James R. Wilcox as Executive Vice President and Chief Operating Officer, Karl J. Schmidt as Executive Vice President and Chief Financial Officer and Hans Jørgen Cornett as Executive Vice President — Sales and Marketing.

Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture and sale of engineered hydraulic systems, components, and electronics for use primarily in applications of mobile equipment. Sauer-Danfoss, with approximately 7,500 employees worldwide and sales of about $ 950 million, has manufacturing and engineering capabilities in Europe, the Americas and the Asia-Pacific region, and principal business centers in Ames, Iowa; Neumünster, Germany; and Nordborg, Denmark. More details online at www.sauer-danfoss.com.

For further information please contact:

Sauer-Danfoss Inc. — Investor Relations

Kenneth D. McCuskey	Sauer-Danfoss Inc.	Phone:	(515) 239-6364
Vice President – Finance	2800 East 13th Street	Fax:	(515) 239-6443
	Ames, Iowa, USA, 50010	kmccuskey@sauer-danfoss.com

John N. Langrick	Sauer-Danfoss Inc.	Phone:	+49-4321-871-190
Director of Finance – Europe	Krokamp 35	Fax:	+49-4321-871-121
	D-24539 Neumünster	jlangrick@sauer-danfoss.com

Internet: http://www.sauer-danfoss.com